UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): June 11, 2012

Pershing Gold Corporation
(exact name of registrant as specified in its charter)

Nevada	333-150462	26-0657736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1658 Cole Boulevard Building 6 – Suite 210 Lakewood, Colorado	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 705-9357

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On January 26, 2012, Pershing Gold Corporation (the “Company”) and American Strategic Minerals Corporation (“Amicor”) entered into an option agreement (the “Option”) whereby Amicor acquired the option to purchase certain uranium properties and claims from the Company for a purchase price of $10.00 (the “Exercise Price”) in consideration for the issuance of (i) 10,000,000 shares of Amicor’s common stock and (ii) a six month promissory note in the aggregate principal amount of $1,000,000 (the “Note”).  The Company and Amicor amended the Option on April 24, 2012 and May 3, 2012 in order to extend the termination date of the Option.  As of June 11, 2012, Amicor had repaid $930,000 towards the principal balance of the Note and Pershing continues to hold an aggregate of 9,180,000 shares of Amicor’s common stock.

On June 11, 2012, Amicor notified the Company of its decision to exercise the Option.  The Company and Amicor effected the exercise of the Option, through the assignment of the Company’s wholly owned subsidiary, Continental Resources Acquisition Sub, Inc., a Florida corporation (the “Uranium Sub”), which is the owner of 100% of the issued and outstanding common stock of each of Green Energy Fields, Inc., a Nevada corporation (“Green Energy”) (which is the owner of 100% of the issued and outstanding common stock of CPX Uranium, Inc.) and ND Energy, Inc., a Delaware corporation (“ND Energy”).  Additionally, ND Energy and Green Energy hold a majority of the outstanding membership interests of Secure Energy LLC.  As a result of the assignment of the Uranium Sub, the Company has divested all of its uranium assets.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit Number	Description
10.1	Form of Assignment Agreement dated as of June 11, 2012
10.2	Press Release dated June 13, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2012

Pershing Gold Corporation

By:	/s/ Stephen Alfers
Stephen Alfers
Chief Executive Officer